Exhibit 99.1
NEWS RELEASE
Nabors 2Q2011 Operating Income Equals $175 Million
HAMILTON, Bermuda, July 26, 2011 — PRNewswire/FirstCall — Nabors Industries Ltd. (NYSE: NBR) today announced its financial results for the second quarter and first six months of 2011. The Company posted adjusted income derived from operating activities of $174.8 million for the current quarter, which compares to $126.8 million in the second quarter of 2010 and $191.0 million in the first quarter of 2011. Net Income from continuing operations was $68.1 million ($0.23 per diluted share), compared to $44.0 million ($0.15 per diluted share) in the second quarter of 2010 and $84.3 million ($0.29 per diluted share) in the first quarter of 2011. Operating revenues and earnings from unconsolidated affiliates totaled $1.36 billion in the current quarter, compared to $904.9 million in the second quarter of last year and $1.40 billion in the first quarter of this year. For the six months ended June 30, 2011 adjusted income derived from operating activities was $365.9 million, compared to $268.6 million in the first six months of 2010. Net income from continuing operations for the first six months of 2011 was $152.5 million ($0.52 per diluted share), compared to $87.5 million ($0.31 per diluted share) in 2010. Operating revenues and earnings from unconsolidated affiliates for the first six months of 2011 totaled $2.76 billion, compared to $1.80 billion for the first six months of 2010. Net income from discontinued operations for the current quarter was $123.9 million ($0.42 per diluted share), reflecting gains realized on the sale of the Company’s Colombia E&P assets.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “The quarter exceeded our previous indications with better than anticipated results in our US Lower 48, Alaskan and Canadian land drilling units. The solid June results in our Pressure Pumping business suggest a return to expected levels of performance. Our International, US Well-servicing and US Offshore units performed as expected, as did our Other Operating Segments.
“The largest sequential improvement came from our US Lower 48 land drilling business where operating income increased by $19.1 million to $99.2 million. This was the result of a 6.3 rig increase in activity and an $807 per day increase in average margins, which included $395 per day in early termination payments. This unit secured another seven term contracts for new rigs during the quarter, bringing the total new build backlog to 36, including eight that are not yet committed to term contracts. We have already deployed eight during the first two quarters and expect to deploy another 13 before the end of the year, with the remaining 23 rigs expected to deploy throughout 2012. The outlook for this segment remains very promising, with significant interest in additional new and upgraded existing rigs continuing.
“Our US Well Servicing operations posted operating income of $16.5 million in the second quarter, a sequential increase of $5.4 million. The primary drivers for this increase were improved trucking and 24-hour rig activity and an increase in contributions from the northeast region, partially offset by lingering weather issues in North Dakota and in Marcellus, both areas where this unit is increasing its presence significantly. Additionally, this unit incurred significant extra expense in labor and materials to reactivate assets for upcoming work. We expect Nabors Well Services to continue to improve in subsequent quarters on the strength of higher pricing and the deployment of incremental assets.
“As expected, results of $35.9 million in our International operations were flat with the first quarter, with a similar expectation for the third quarter. This slippage, in results compared to earlier forecasts stems from four primary issues: multiple delays in finalizing the execution of contracts, most of which require rig upgrades and/or recertifications; infrastructure and importation difficulties in Iraq; turmoil in Yemen which has caused us to eliminate any income expectations for the balance of 2011; and further deferrals of rig startups in Mexico and Colombia.
“We believe we are at the bottom of the downturn that has characterized the last 2-1/2 years internationally and we are embarking upon a significant transition into what we expect to be a long-term up cycle, although with much lower contributions from the offshore component of this business. We currently have 102 rigs operating internationally, and we expect to be at or above 120 by year-end, with at least 10 more expected to commence operations during the first half of 2012. In Saudi Arabia, we have nearly 20 rigs undergoing recertification, upgrade or modification, yielding reduced income due to the downtime incurred. Nonetheless, we expect that by the second quarter of 2012 the rig count in Saudi Arabia will climb to more than 30 from its current level of 21, and we have seven rigs in Iraq that will commence operations during the same period. Four large, high-capital/high-margin projects are also under construction for other venues and should begin contributing during the fourth quarter. All of this supports our improving outlook, although projecting the precise timing of international startups is always problematic.
“In our Pressure Pumping segment, operating income for the quarter was essentially flat at $43.9 million, reflecting lost income and costs associated with delayed equipment deliveries and adverse weather. A wet spring in the Marcellus Shale and the combination of late breakup and flooding in North Dakota impacted this business disproportionately given that these regions constitute nearly half of its current horsepower. We received the first spread of incremental frac equipment in mid-May and recently received two more as the pace of new frac equipment deliveries is back on track, although now approximately three months later than originally planned. We expect to have the remaining six spreads in service by the end of the first quarter of 2012, bringing our hydraulic fracturing fleet to a total of 854,000 horsepower. We now have 10 term contracts in place covering eight currently operating frac spreads and two that are yet to be delivered. We recently announced the establishment of Superior Canada Well Services and have numerous prospects for work in that area utilizing Nabors’ existing infrastructure. We remain confident in the outlook for this business and continue to seek further expansion opportunities. We anticipate third quarter income to return to expected levels as new equipment arrives and costs and startup issues abate. This was evidenced by results in the month of June which comprised approximately half of the quarter’s income.

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“Our US Offshore operations improved slightly, but still posted a net loss of $1.1 million as they continue to be plagued by permitting and regulatory obstacles in the aftermath of the Macondo incident. We expect to see a modest profit in the third quarter followed by, gradual improvement in subsequent quarters as more rigs return to operations. Although the exact timing remains difficult to forecast, we currently expect activity to return to more normalized levels by mid 2012. Together with the deployment of two new deep-water platform rigs, this may result in a 2013 that exceeds previous highs.
“Our Canada operations produced a small loss of $2.5 million, much better than initially anticipated for the seasonally weak spring-thaw quarter. While rain in July has caused a slower than expected start to the third quarter, the balance of the quarter looks promising, leading to an improved outlook for the full year. Numerous opportunities for new rigs have emerged in this market which implies a more robust longer-term outlook than we previously thought.
“In Alaska seasonally low results of $8.3 million were modestly better than expected as some winter work extended into the second quarter. Subsequent quarters should show further decreases in quarterly income, but our full-year expectations are still intact. 2012 looks more promising, with several larger projects pending.
“Our Other Operating Segments posted a sizeable increase in income at $13.6 million, with strong results in Canrig offsetting seasonal slowdown in the Alaskan joint venture companies. Canrig’s first quarter supply chain delays have been resolved, while both customer shipments and order backlog remain at robust levels. During the quarter we agreed to purchase our partner’s interest in Peak Oilfield Services — our Alaska rig moving, logistics and oilfield construction joint venture. The transaction should, close later this week, at which time Peak will become a wholly owned subsidiary of Nabors. We are exploring expansion opportunities for this business both within Alaska and the Lower 48.
“Our Oil and Gas operations posted a profit of $5.0 million in the quarter. Income from discontinued operations reflected a gain of $129 million on proceeds of $250 million from the sale of our Colombian E&P assets.
“Financially we remain strong with over $700 million in cash and investments at the end of the quarter. During the quarter, we effected a net reduction in debt of approximately $200 million with the redemption of $1.4 billion in convertible notes. We also funded $660 million in capital expenditures, all accomplished through a combination of cash, proceeds from the E&P asset sales and $1.2 billion from our credit lines at an interest rate of approximately 1.75%. Cash generation from operations is accelerating and should continue to do so as many new projects deploy.
“In summary, while our first two quarters have seen a number of anticipated and unanticipated variances both internationally and in our pumping business, our North American rig operations and Canrig have been performing exceptionally well and should continue to see robust growth in coming quarters. As we saw in June, our pumping business is quickly getting on stride and the outlook for our International segment should

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turn in the fourth quarter. All of this leads us to believe that our second half results will demonstrate a solid upward trajectory in all of our units other than the Gulf of Mexico and Alaska, and we expect a similar trajectory for these units in 2012 and 2013.”
The Nabors companies own and operate approximately 551 land drilling rigs and approximately 748 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 13 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services. Nabors participates in most of the significant oil and gas markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. The projections contained in this release reflect management’s estimates as of the date of the release. Nabors does not undertake to update these forward-looking statements.
For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc., at 281-775-8038. To request investor materials, contact our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2011	2010	2011	2011	2010
Revenues and other income:
Operating revenues	$1,354,905	$896,029	$1,381,279	$2,736,184	$1,787,375
Earnings (losses) from unconsolidated affiliates	9,307	8,845	16,274	25,581	16,487
Investment income (loss)	(969)	2,314	12,287	11,318	(243)

Total revenues and other income	1,363,243	907,188	1,409,840	2,773,083	1,803,619

Costs and other deductions:
Direct costs	835,112	517,531	858,371	1,693,483	1,022,728
General and administrative expenses	125,648	80,337	118,458	244,106	155,763
Depreciation and amortization	225,912	175,397	226,102	452,014	346,933
Depletion	2,698	4,841	3,573	6,271	9,868
Interest expense	63,739	65,293	73,924	137,663	132,062
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	5,572	11,024	6,029	11,601	31,391

Total costs and other deductions	1,258,681	854,423	1,286,457	2,545,138	1,698,745

Income (loss) from continuing operations before income taxes	104,562	52,765	123,383	227,945	104,874

Income tax expense (benefit):
Current	7,791	17,652	16,653	24,444	30,297
Deferred	27,873	(8,858)	21,654	49,527	(12,913)

Income tax expense (benefit)	35,664	8,794	38,307	73,971	17,384

Subsidiary preferred stock dividend	750	—	750	1,500	—

Income (loss) from continuing operations, net of tax	68,148	43,971	84,326	152,474	87,490
Income (loss) from discontinued operations, net of tax	123,906	(909)	(2,170)	121,736	(5,330)

Net income (loss)	192,054	43,062	82,156	274,210	82,160
Less: Net (income) loss attributable to noncontrolling interest	394	559	669	1,063	1,661

Net income (loss) attributable to Nabors	$192,448	$43,621	$82,825	$275,273	$83,821

Earnings (losses) per share: (1)
Basic from continuing operations	$.24	$.15	$.30	$.54	$.31
Basic from discontinued operations	$.43	$—	$(.01)	$.42	$(.02)

Basic	$.67	$.15	$.29	$.96	$.29

Diluted from continuing operations	$.23	$.15	$.29	$.52	$.31
Diluted from discontinued operations	$.42	$—	$(.01)	$.42	$(.02)

Diluted	$.65	$.15	$.28	$.94	$.29

Weighted-average number of common shares outstanding: (1)
Basic	287,311	285,181	286,114	286,712	284,927

Diluted	294,298	289,796	292,689	293,493	290,266

Adjusted income (loss) derived from operating activities (2)	$174,842	$126,768	$191,049	$365,891	$268,570

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)	Adjusted income (loss) derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (“GAAP”). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	December 31,
(In thousands, except ratios)	2011	2011	2010

ASSETS
Current assets:
Cash and short-term investments	$673,042	$730,307	$801,190
Accounts receivable, net	1,191,182	1,242,954	1,116,510
Assets held for sale	311,295	357,516	352,048
Other current assets	377,422	380,353	343,182

Total current assets	2,552,941	2,711,130	2,612,930
Long-term investments and other receivables	42,119	43,744	40,300
Property, plant and equipment, net	8,372,405	7,975,957	7,815,419
Goodwill	494,100	494,005	494,372
Investment in unconsolidated affiliates	303,970	300,425	267,723
Other long-term assets	350,117	365,147	415,825

Total assets	$12,115,652	$11,890,408	$11,646,569

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$881	$1,391,224	$1,379,018
Other current liabilities	1,024,069	839,368	775,362

Total current liabilities	1,024,950	2,230,592	2,154,380
Long-term debt	4,264,586	3,064,035	3,064,126
Other long-term liabilities	1,088,453	1,052,299	1,016,012

Total liabilities	6,377,989	6,346,926	6,234,518

Subsidiary preferred stock (1)	69,188	69,188	69,188

Equity:
Shareholders’ equity	5,655,504	5,459,905	5,328,162
Noncontrolling interest	12,971	14,389	14,701

Total equity	5,668,475	5,474,294	5,342,863

Total liabilities and equity	$12,115,652	$11,890,408	$11,646,569

Cash, short-term and long-term investments (2)	$715,161	$774,051	$841,490

Funded debt to capital ratio: (3)
- Gross	0.40 : 1	0.42 : 1	0.42 : 1
- Net of cash and investments	0.36 : 1	0.37 : 1	0.37 : 1
Interest coverage ratio: (4)	7.7 : 1	7.4 : 1	7.0 : 1

(1)	Represents preferred stock acquired in September 2010. 75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

(2)	The June 30, 2011, March 31, 2011 and December 31, 2010 amounts include $36.0 million, $36.4 million and $32.9 million, respectively, in oil and gas financing receivables that were included in long-term investments and other receivables.

(3)	The gross funded debt to capital ratio is calculated by dividing (x) funded debt by (y) funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Funded debt is the sum of (1) short-term borrowings, (2) the current portion of long-term debt and (3) long-term debt. Capital is shareholders’ equity. The net funded debt to capital ratio is calculated by dividing (x) net funded debt by (y) net funded debt plus deferred tax liabilities (net of deferred tax assets) plus capital. Net funded debt is funded debt minus the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Both of these ratios are used to calculate a company’s leverage in relation to its capital. Neither ratio measures operating performance or liquidity as defined by GAAP and, therefore, may not be comparable to similarly titled measures presented by other companies.

(4)	The interest-coverage ratio is a trailing 12-month quotient of the sum of (i) income from continuing operations, net of tax, (ii) net income (loss) attributable to noncontrolling interest, (iii) subsidiary preferred stock dividends, (iv) interest expense, (v) depreciation and amortization, (vi) depletion expense, (vii) income tax expense (benefit) less investment income (loss) divided by the sum of cash interest expense and subsidiary preferred stock dividends. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2011	2010	2011	2011	2010

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$404,984	$303,417	$378,568	$783,552	$574,914
U.S. Land Well-servicing	164,140	104,860	150,256	314,396	202,851
U.S. Offshore	40,284	38,978	30,454	70,738	77,176
Alaska	32,336	43,385	41,315	73,651	93,179
Canada	87,974	60,759	172,443	260,417	176,315
International	265,231	267,007	262,477	527,708	512,351

Subtotal Contract Drilling (2)	994,949	818,406	1,035,513	2,030,462	1,636,786
Pressure Pumping (3)	265,930	—	257,859	523,789	—
Oil and Gas (4)	11,755	9,800	20,128	31,883	20,402
Other Operating Segments (5) (6)	162,491	107,749	121,383	283,874	203,262
Other reconciling items (7)	(70,913)	(31,081)	(37,330)	(108,243)	(56,588)

Total	$1,364,212	$904,874	$1,397,553	$2,761,765	$1,803,862

Adjusted income (loss) derived from operating activities from continuing operations:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$99,231	$58,169	$80,095	$179,326	$118,455
U.S. Land Well-servicing	16,526	3,231	11,123	27,649	10,416
U.S. Offshore	(1,059)	8,104	(3,977)	(5,036)	15,477
Alaska	8,288	12,388	11,019	19,307	26,345
Canada	(2,512)	(9,497)	38,992	36,480	5,385
International	35,851	64,972	35,497	71,348	118,551

Subtotal Contract Drilling (2)	156,325	137,367	172,749	329,074	294,629
Pressure Pumping (3)	43,888	—	43,715	87,603	—
Oil and Gas (4)	4,959	1,998	(770)	4,189	4,617
Other Operating Segments (5) (6)	13,641	8,317	6,138	19,779	15,207
Other reconciling items (8)	(43,971)	(20,914)	(30,783)	(74,754)	(45,883)

Total	174,842	126,768	191,049	365,891	268,570
Interest expense	(63,739)	(65,293)	(73,924)	(137,663)	(132,062)
Investment income (loss)	(969)	2,314	12,287	11,318	(243)
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(5,572)	(11,024)	(6,029)	(11,601)	(31,391)

Income (loss) from continuing operations before income taxes	$104,562	$52,765	$123,383	$227,945	$104,874

Rig activity:
Rig years: (9)
U.S. Lower 48 Land Drilling	194.2	172.3	187.9	191.0	165.5
U.S. Offshore	9.4	11.0	8.0	8.7	11.5
Alaska	4.5	8.0	5.3	4.9	8.5
Canada	22.5	17.7	49.7	36.1	26.2
International (10)	102.8	97.6	99.6	101.2	93.0

Total rig years	333.4	306.6	350.5	341.9	304.7

Rig hours: (11)
U.S. Land Well-servicing	195,949	157,199	187,581	383,530	305,546
Canada Well-servicing	29,254	32,211	53,154	82,408	78,243

Total rig hours	225,203	189,410	240,735	465,938	383,789

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(1)	These segments include our drilling, well-servicing and workover operations on land and offshore.

(2)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $3.7 million, $2.9 million and $.2 million for the three months ended June 30, 2011 and 2010 and March 31, 2011, respectively, and $3.9 million and $3.0 million for the six months ended June 30, 2011 and 2010, respectively.

(3)	Includes operating results of our Pressure Pumping operating segment, added to our lines of business during the third quarter of 2010, for the three and six months ended June 30, 2011 and the three months ended March 31, 2011.

(4)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $6.2 million, $3.2 million and $15.2 million for the three months ended June 30, 2011 and 2010 and March 31, 2011, respectively, and $21.4 million and $7.7 million for the six months ended June 30, 2011 and 2010, respectively.

(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(.6) million, $2.7 million and $.9 million for the three months ended June 30, 2011 and 2010 and March 31, 2011, respectively, and $.3 million and $5.8 million for the six months ended June 30, 2011 and 2010, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)	International rig years included our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.0 years, 2.4 years and 2.0 years during the three months ended June 30, 2011 and 2010 and March 31, 2011, respectively, and 2.0 years and 2.5 years during the six months ended June 30, 2011 and 2010, respectively.

(11)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2011	2010	2011	2011	2010

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$68,148	$43,971	$84,326	$152,474	$87,490
Less: net (income) loss attributable to noncontrolling interest	394	559	669	1,063	1,661

Adjusted income (loss) from continuing operations, net of tax — basic	$68,542	$44,530	$84,995	$153,537	$89,151
Add interest expense on assumed conversion of our 0.94% senior exchangeable notes due 2011, net of tax (1)	—	—	—	—	—

Adjusted income (loss) from continuing operations, net of tax — diluted	$68,542	$44,530	$84,995	$153,537	$89,151
Income (loss) from discontinued operations, net of tax	123,906	(909)	(2,170)	121,736	(5,330)

Adjusted net income (loss) attributable to Nabors	$192,448	$43,621	$82,825	$275,273	$83,821

Earnings (losses) per share:
Basic from continuing operations	$.24	$.15	$.30	$.54	$.31
Basic from discontinued operations	.43	—	(.01)	.42	(.02)

Total Basic	$.67	$.15	$.29	$.96	$.29

Diluted from continuing operations	$.23	$.15	$.29	$.52	$.31
Diluted from discontinued operations	.42	—	(.01)	.42	(.02)

Total Diluted	$.65	$.15	$.28	$.94	$.29

Shares (denominator):
Weighted-average number of shares outstanding-basic	287,311	285,181	286,114	286,712	284,927
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	6,987	4,615	6,575	6,781	5,339
Assumed conversion of our 0.94% senior exchangeable notes due 2011 (1)	—	—	—	—	—

Weighted-average number of shares outstanding — diluted	294,298	289,796	292,689	293,493	290,266

(1)	In May 2011, the remaining aggregate principal amount of our 0.94% senior exchangeable notes matured and we redeemed them with $1.2 billion of borrowings under our revolving credit facilities and available cash. Diluted earnings (losses) per share for the three and six months ended June 30, 2010 and three months ended March 31, 2011 exclude any incremental shares that would have been issuable upon exchange of these notes based on a calculation using our stock price. Our stock price did not exceed the threshold during the periods ending June 30, 2010 and March 31, 2011.
For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share in the future were 5,494,895 and 14,894,841 shares during the three months ended June 30, 2011 and 2010, respectively; and 7,269,039 shares during the three months ended March 31, 2011; and 6,381,967 and 12,475,355 shares during the six months ended June 30, 2011 and 2010, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered participating securities.

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